EXHIBIT 5.4

February 26, 2004

Evergreen Holdings, Inc.

3850 Three Mile Lane

McMinnville, Oregon 97128-9496

Re:	Evergreen Holdings, Inc., Evergreen International Aviation, Inc., and the other entities listed on Schedule I—Registration Statement on Form S-4

Ladies and Gentlemen:

We are special Nevada counsel for Evergreen Equity, Inc., a Nevada corporation, and Evergreen Aircraft Sales & Leasing Co., a Nevada corporation (each, a “Nevada Company” and together, the “Nevada Companies”), in connection with the public offering of $215,000,000 aggregate principal amount of Evergreen International Aviation, Inc.’s (the “Issuer”) 12% Senior Second Secured Notes due 2010 (the “Exchange Notes”). The Indenture dated as of May 16, 2003 (the “Indenture”), between the Issuer, the guarantors party thereto and Bank One, N.A., as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by the guarantors party thereto (the “Guarantees”) to the extent set forth in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 12% Senior Second Secured Notes due 2010 of the Issuer (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 16, 2003 (the “Registration Rights Agreement”), by and among the Issuer, the Guarantors, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets, Inc.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined originals or copies of the following:

(i) the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2003 under the Act, as amended (the “Registration Statement”);

(ii) an executed copy of the Registration Rights Agreement;

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February 26, 2004

(iii) an executed copy of the Indenture including the terms and provisions of the Guarantees;

(iv) the Articles of Incorporation of the Nevada Companies, as amended and as certified by the Secretary of State of the State of Nevada; and

(v) certain resolutions adopted by the Boards of Directors of the Nevada Companies relating to the Exchange Offer, the Indenture, the issuance of the Guarantee by the Nevada Companies and related matters.

We have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Nevada Companies and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Nevada Companies and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Nevada Companies, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth in the opinion below, the validity and binding effect on such parties.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Nevada Companies has been duly incorporated and is validly existing in good standing under the laws of the State of Nevada.

2. Each of the Nevada Companies has the corporate power and authority, to execute and

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February 26, 2004

deliver the Guarantee and to consummate the transactions contemplated thereby.

3. The execution, delivery and performance of the Guarantee has been duly authorized by each of the Nevada Companies. When the Guarantee (in the form examined by us) has been signed by an incumbent officer authorized to do so in the respective authorizing resolution of each Nevada Company, the Guarantee will have been duly executed. When the Nevada Companies have voluntarily transferred possession of the Guarantee to the Trustee, the Guarantee will have been duly delivered.

Except as hereinafter provided, this opinion is intended for the use of the addressee in connection with the transactions which are described herein. Skadden, Arps, Slate, Meagher & Flom LLP is entitled to rely on this opinion in connection with the opinion such firm is rendering in connection with the Exchange Offer. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lionel Sawyer & Collins